Exhibit 99.1

July 25, 2008

Federal Home Loan Bank of San Francisco Reports Second Quarter Operating Results

San Francisco - The Federal Home Loan Bank of San Francisco today announced that its second quarter 2008 net income rose $79 million, or 55%, to $223 million from $144 million in the second quarter of 2007. The increase reflected growth in net interest income, partially offset by a drop in other income and increased assessments for the Resolution Funding Corporation (REFCORP) and the Affordable Housing Program (AHP).

For the first six months of 2008, the Bank's net income rose $177 million, or 62%, to $463 million from $286 million for the first six months of 2007. The increase reflected growth in net interest income and other income, partially offset by increased assessments for the REFCORP and the AHP.

Net interest income for the second quarter of 2008 rose $126 million, or 59%, to $338 million from $212 million for the second quarter of 2007. Net interest income for the first six months of 2008 rose $153 million, or 37%, to $570 million from $417 million for the first six months of 2007. The increases in net interest income were primarily driven by a higher net interest spread on the Bank's mortgage portfolio (mortgage-backed securities and mortgage loans), as well as higher average advances and investment balances.

Other income for the second quarter of 2008 was a net loss of $10 million, a decrease of $17 million compared to a net gain of $7 million for the second quarter of 2007. The decrease in other income was primarily due to net losses associated with derivatives, hedged items, and financial instruments carried at fair value, which resulted in net losses of $7 million in the second quarter of 2008 compared to net gains of $9 million in the second quarter of 2007. The decrease in other income also reflected higher net interest expense on derivative instruments used in economic hedges, which totaled $4 million in the second quarter of 2008 compared to $2 million in the second quarter of 2007.

Other income for the first six months of 2008 was a net gain of $110 million, an increase of $91 million from $19 million for the first six months of 2007. The increase was primarily due to an increase in net interest income on derivative instruments used in economic hedges, which consisted of net interest income of $63 million for the first six months of 2008 compared to net interest expense of $4 million for the first six months of 2007. This shift reflected the abrupt and significant decrease in interest rates that occurred in early 2008, which also had a favorable effect on the fair value of certain non-hedge qualifying interest rate swaps. In addition, the increase in other income was primarily due to net gains associated with derivatives, hedged items, and financial instruments carried at fair value, which resulted in net gains of $45 million in the first six months of 2008 compared to net gains of $22 million in the first six months of 2007.

Nearly all of the Bank's derivatives and hedged instruments, as well as certain assets and liabilities that are carried at fair value, are held to the maturity, call, or put date. For these financial instruments, net unrealized gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. In accordance with the Bank's Retained Earnings and Dividend Policy, the Bank retains the net unrealized gains on these financial instruments, after REFCORP and AHP assessments, in restricted retained earnings. As of June 30, 2008, the cumulative effect of the net unrealized gains and losses on the Bank's derivatives, hedged instruments, and certain assets and liabilities that are carried at fair value was a net unrealized gain of $82 million, which has been retained in restricted retained earnings.

As a result of the combined net increases in net interest income and other income, the Bank's REFCORP and AHP assessments increased $29 million, or 56%, to $81 million in the second quarter of 2008 from $52 million in the second quarter of 2007, and increased $65 million, or 63%, to $168 million in the first six months of 2008 from $103 million in the first six months of 2007.

During the first six months of 2008, total assets grew $6.0 billion, or 2%, to $328.5 billion from $322.5 billion at yearend 2007, primarily as a result of growth in investments in held-to-maturity securities, which increased by $7.0 billion or 18%, to $45.6 billion at June 30, 2008, from $38.6 billion at December 31, 2007. In addition, Federal funds sold increased by $4.4 billion, or 37%, to $16.1 billion at June 30, 2008, from $11.7 billion at December 31, 2007. The increases were partially offset by a decrease in advances, which fell $5.0 billion, or 2%, to $246.0 billion at June 30, 2008, from $251.0 billion at December 31, 2007. During the first six months of 2008, 109 institutions decreased their advances, while 183 institutions increased their advances. The Bank increased its investments in held-to-maturity securities because of the growth in capital and the availability of mortgage-backed securities that met the Bank's risk-adjusted spreads and credit enhancement requirements during the first six months of 2008. The Bank increased its investments in Federal funds sold to maintain financial leverage until the repurchase of capital stock that had been supporting advances.

The Bank's dividend rate for the second quarter of 2008 is 6.19% (annualized), compared to 5.14% (annualized) for the second quarter of 2007. The Bank's dividend rate for the first six months of 2008 is 5.96% (annualized), compared to 5.01% (annualized) for the first six months of 2007. The increases in the dividend rate for the second quarter and first six months of 2008 compared to the same periods in 2007 reflect a higher net interest spread on the Bank's mortgage portfolio and higher net interest spreads on investments and advances, partially offset by a lower yield on invested capital during the second quarter and first six months of 2008 compared to the same periods in 2007.

The Bank plans to pay the second quarter dividend in the form of capital stock on August 15, 2008.

Financial Highlights
(Unaudited)
(Dollars in millions)	June. 30, 2008	Dec. 31, 2007	Percent Change
Selected Balance Sheet Items at Period End
Total Assets[1]	$328,474	$322,446	2%
Advances	246,008	251,034	(2)
Held-to-Maturity Securities	45,552	38,585	18
Interest-Bearing Deposits
In Banks	14,932	14,590	2
Federal Funds Sold	16,052	11,680	37
Consolidated Obligations:
Bonds	233,510	225,328	4
Discount Notes	77,753	78,368	(1)
Capital Stock - Class B -
Putable	13,763	13,403	3
Total Capital	14,066	13,627	3

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	Percent Change	June 30, 2008	June 30, 2007	Percent Change
Operating Results
Net Interest Income	$338	$212	59%	$570	$417	37%
Other (Loss)/Income	(10)	7	(243)	110	19	479
Other Expense	24	23	4	49	47	4
Assessments	81	52	56	168	103	63
Net Income	$223	$144	55%	$463	$286	62%

Other Data
Net Interest Margin	0.42%	0.37%	14%	0.35%	0.36%	(3)%
Operating Expenses as a
Percent of Average Assets	0.02	0.03	(33)	0.02	0.03	(33)
Return on Assets	0.27	0.25	8	0.28	0.24	17
Return on Equity	6.37	5.65	13	6.65	5.52	20
Annualized Dividend Rate	6.19	5.14	20	5.96	5.01	19
Dividend Payout Ratio[2]	93.69	88.61	6	86.22	88.30	(2)
Capital to Assets Ratio[1,3]	4.34	4.29	1	4.34	4.29	1
Duration Gap (in months)[4]	1	1	-	1	1	-

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank has changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.

2     This ratio is calculated as dividends per share divided by net income per share. Dividends are based on earnings excluding the effects of SFAS 133 and 159.
3     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
4     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007
Selected Balance Sheet Items at Period End
Total Assets[1]	$328,474	$332,480	$322,446	$304,111	$234,607
Advances	246,008	248,425	251,034	236,184	171,019
Held-to-Maturity Securities	45,552	43,793	38,585	31,759	30,154
Interest-Bearing Deposits
in Banks	14,932	14,112	14,590	14,226	8,306
Federal Funds Sold	16,052	19,623	11,680	15,861	19,062
Consolidated Obligations:
Bonds	233,510	228,750	225,328	219,723	194,305
Discount Notes	77,753	84,872	78,368	68,027	25,361
Capital Stock - Class B -
Putable	13,763	14,049	13,403	12,629	9,782
Total Capital	14,066	14,339	13,627	12,794	9,954

Quarterly Operating Results
Net Interest Income	$338	$232	$267	$247	$212
Other (Loss)/Income	(10)	120	75	(39)	7
Other Expense	24	25	27	24	23
Assessments	81	87	84	49	52
Net Income	$223	$240	$231	$135	$144

Other Data
Net Interest Margin	0.42%	0.29%	0.34%	0.38%	0.37%
Operating Expenses as a
Percent of Average Assets	0.02	0.03	0.03	0.03	0.03
Return on Assets	0.27	0.29	0.29	0.20	0.25
Return on Equity	6.37	6.94	7.02	4.86	5.65
Annualized Dividend Rate	6.19	5.73	5.43	5.26	5.14
Dividend Payout Ratio[2]	93.69	79.28	75.16	105.16	88.61
Capital to Assets Ratio[1,3]	4.34	4.38	4.30	4.24	4.29
Duration Gap (in months)[4]	1	4	2	1	1

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank has changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.

2     This ratio is calculated as dividends per share divided by net income per share. Dividends are based on earnings excluding the effects of SFAS 133 and 159.
3     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
4     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com